EXHIBIT 99.1
PRESS RELEASE

Contact:	Carole Collins
Investor Relations Director
770.248.9600

INTERCEPT’S CEO RESIGNS FROM NETZEE BOARD OF DIRECTORS

ATLANTA, GA (September 11, 2002)—InterCept, Inc. (Nasdaq:ICPT), a leading provider of technology products and services for financial institutions and merchants, announced today that its chairman and chief executive officer, John W. Collins, has resigned from the Board of Directors of Netzee, Inc.

Commenting on the resignation, Mr. Collins stated, “It has been my pleasure to serve on the Board of Directors of Netzee over the last several years. Although I am resigning from the board, the relationship between Netzee and InterCept has not changed. InterCept is a shareholder and a creditor of Netzee, and we will continue to market Netzee’s internet banking solution.”

About Netzee

Netzee provides financial institutions with a suite of Internet-based products and services, including full-service Internet banking, bill payment, cash management, Internet commerce services, custom web design and hosting, branded portal design, access to brokerage services, as well as implementation and marketing services. Further information about Netzee is available at www.netzee.com.

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technological and operating needs of financial institutions and merchants. InterCept’s products and services include core data processing, check processing and imaging, ATM and debit card processing, merchant processing, data communications management, and related products and services. For more information about InterCept, visit www.intercept.net or call 770.248.9600.